UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________________

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report:

(Date of earliest event reported)

September 21, 2007
____________________________

Blue Holdings, Inc.
(Exact name of registrant as specified in charter)

Nevada
(State or other Jurisdiction of Incorporation or Organization)

000-33297 (Commission File Number)		88-0450923 (IRS Employer Identification No.)
5804 E. Slauson Ave., Commerce, CA 90040 (Address of Principal Executive Offices and zip code)

(323) 725-5555
(Registrant’s telephone
number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02               Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain  Officers.

       On September 21, 2007, the Registrant elected Glenn S. Palmer as a new member of its board of directors. Prior to his appointment as a member of the Registrant’s board of directors, Mr. Palmer was appointed as the Registrant’s Chief Executive Officer and President on July 24, 2007. Mr. Palmer has no family relationships with any of the Registrant’s other directors or executive officers.

On September 21, 2007, the compensation committee of the Registrant’s Board of Directors approved the Registrant’s entry into a revised Employment Agreement with Mr. Palmer and revisions to the termination provisions of the option previously granted to Mr. Palmer on July 24, 2007.

The revised Employment Agreement is effective as of July 1, 2007, has an initial term through December 31, 2010, and is subject to automatic renewal thereafter for one-year terms unless either party gives the other party written notice of its intention to terminate the Employment Agreement at least 90 days prior to the expiration of the initial term or any renewal term. Under the terms of the Employment Agreement, Mr. Palmer will receive base compensation for each of the third and fourth quarters of fiscal 2007 of $87,500 and minimum annual compensation for each of fiscal 2008 through 2010 of $400,000. Mr. Palmer is also entitled to receive an annual bonus equivalent to 2.5% of the Registrant’s earnings before interest, taxes, depreciation and amortization for each of the years ended December 31, 2008 through 2010, and is eligible to receive a bonus for the period ended December 31, 2007, if any, as determined by the Compensation Committee of the Registrant’s Board of Directors. Mr. Palmer is also entitled to four weeks paid vacation and reimbursement of expenses, including up to $2,000 per month for all expenses incurred by Mr. Palmer with respect to his personal automobile. The Registrant has also agreed to provide Mr. Palmer with a furnished apartment or comparable living space in Los Angeles, California suitable to his position for the initial twelve months of the term of the Employment Agreement. Additionally, the Registrant has agreed to pay for no more than two coach or economy class round trip tickets per month from Los Angeles to New Jersey for Mr. Palmer to visit with his family. Mr. Palmer has agreed to establish a permanent residence within twenty miles of Los Angeles, California no later than July 1, 2008. Upon the termination of Mr. Palmer’s employment under the Employment Agreement before the expiration of its stated term by Mr. Palmer for good reason or by the Registrant for any reason other than death, disability or cause, the Registrant has agreed to pay Mr. Palmer 12 months base salary plus a pro-rated bonus for the year during which such termination occurs as severance.

As an inducement material to Mr. Palmer’s decision to enter into employment with the Registrant, the Registrant previously granted to Mr. Palmer an option to purchase 625,000 shares of the Registrant’s common stock. The option has a term of 10 years, a per share exercise price of $1.40 and will vest over a period of two years, with 125,000 shares vesting on the date of grant and 125,000 shares vesting on each subsequent six-month anniversary of the date of grant. The revised option provides that upon the termination of Mr. Palmer’s employment with the Registrant, the option remains exercisable for various periods based on the circumstances under which Mr. Palmer’s employment was terminated.

Prior to joining the Registrant, Mr. Palmer was at Cerberus Capital Management, a leading private investment firm, where he served as Chief Executive Officer and President of Rafaella Apparel Group, a $250 million apparel manufacturing company. In this position, he led a $172 million debt financing and effectively managed the company through the Federated/May Company acquisition. Previously, Mr. Palmer was Chief Executive Officer and President of Amerex Group, Inc., where he implemented a turnaround plan to position the outerwear and apparel manufacturing company for growth by reorganizing and rightsizing the company. In addition, Mr. Palmer also successfully launched a $10 million licensed urban business and a $15 million corporate/image business for the company. Prior to joining Amerex Group, Inc., Mr. Palmer held senior management positions with various apparel companies including Best Manufacturing Group, LLC, Liz Claiborne, Bonaventure Textiles USA, Ellen Tracy, Foxmoor Specialty Stores Corp. and Bloomingdales. Mr. Palmer began his career at Macy's New York from 1978-1988, where he held various merchandising positions including buyer and division merchandise vice president. Mr. Palmer graduated from the University of Rhode Island in 1975 with a degree in Organizational Management and Industrial Relations.

Item 8.01               Other Events

On September 24, 2007, the Registrant issued a press release providing an update to previously discussed strategic initiatives. The Registrant announced the discontinuation of its joint venture with Life & Death LLC, a reduction in approximately 25% of its workforce and its plans to exit its two retail stores. The announcement followed a thorough and careful review of the business and was in-line with the Registrant’s ongoing commitment to improve its financial performance. A copy of the press release is being furnished as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 9.01               Financial Statements and Exhibits.

(a)  Financial statements of business acquired.  Not applicable.

(b)  Pro forma financial information.  Not applicable.

(c)  Shell company transactions.  Not applicable

(d)  Exhibits.

10.1                         Employment Agreement effective July 1, 2007, between the Registrant and Glenn S. Palmer.
99.1                         Press Release issued by the Registrant on September 24, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Blue Holdings, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Blue Holdings, Inc.

Date: September 27, 2007	By:	/s/ Larry Jacobs
Larry Jacobs
Chief Financial Officer and Secretary

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
10.1	Employment Agreement effective July 1, 2007, between the Registrant and Glenn S. Palmer.

99.1	Press Release issued by the Registrant on September 24, 2007.